Exhibit 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

March 7, 2023 Citigroup Inc. 388 Greenwich Street New York, New York 10013

Ladies and Gentlemen:

Citigroup Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File Nos. 333-270327 and 333-270327-01) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities of the Company. Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series G (the “Notes”), to be issued from time to time pursuant to the senior debt indenture dated as of November 13, 2013 as supplemented by the First Supplemental Indenture dated as of February 1, 2016, the Second Supplemental Indenture dated as of December 29, 2016, the Third Supplemental Indenture dated as of June 26, 2017 and the Fourth Supplemental Indenture dated as of June 27, 2019 (as may be supplemented from time to time and in effect as of the date hereof, the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

We hereby consent to any reference to us, in our capacity as tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP